Exhibit 107
CALCULATION OF FILING FEE TABLES
FORM S-8
(Form Type)
Priority Technology Holdings, Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee(2)
Equity	Common stock, $0.001 par value per share	457(c) and 457(h)	200,000	$7.23	$1,446,000	0.00015310	$221.38
Total Offering Amounts					$1,446,000		$221.38
Total Fee Offsets					—		—
Net Fee Due							$221.38

(1) Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock, par value $0.001 per share (“Common Stock”), of Priority Technology Holdings, Inc. (the “Company”) that become issuable under the Priority Technology Holdings, Inc. 2021 Employee Stock Purchase Plan (the “Plan”) by reason of any future stock dividend, stock split, recapitalization or other similar transaction.

(2) Estimated in accordance with Rule 457(c) and Rule 457(h) of the Securities Act. The price shown is based upon the average of the high and low prices reported for the common stock on the Nasdaq Global Market on July 14, 2025.